Exhibit 99.1

CONTACTS:            Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

Nello Gonfiantini, Diego Pellicer Worldwide, Inc., 775-690-2188, nello@diego-pellicer.com

URLS:                      www.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer Worldwide, Inc. CEO Featured For

His Cannabis Expertise By National Business Media

SEATTLE (Jan. 15, 2019) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW) the premium marijuana brand and management company, today announced that the company’s CEO Ron Throgmartin was featured on FOX Business Network on Dec. 21 and on Jane King’s Innovator Episode on Jan. 6 for his cannabis expertise. The interviews can be viewed on Diego Pellicer Worldwide, Inc.’s website at www.Diego-Pellicer.com.

“We’ve been ringing in 2019 with more good news for Diego Pellicer. In December, Diego was awarded two CBA Globe awards in the categories of retail and branding. Now, members of business media are taking note of our expertise in the cannabis marketplace,” said Ron Throgmartin, CEO of Diego Pellicer Worldwide, Inc. “As the marketplace continues to evolve, Diego management continues to study trends, understand how it affects retail sales and adjust course to ensure a viable, healthy company. It’s great to be able to share that expertise with business media so that others may understand the investment opportunities in cannabis.”

FOX Business Network & Jane King’s Innovators

During the interviews, Throgmartin discussed Diego Pellicer’s breakthrough retail strategy and the evolution of the brand as the cannabis marketplace has matured. He also discussed Diego Pellicer entering directly into the sale and processing of cannabis as part of the company’s expanding strategy. View the interviews at www.Diego-Pellicer.com.

National Cannabis Business Globe Awards

In December, Diego Pellicer was awarded “Most Valuable Brand of the Year” beating out tough national competition including MedMen™, The Clinic, Lightshade and Olio. Diego was also honored as the “Best Retail Center” for the second year in a row, defeating other highly regarded names including LiveWell, The Clinic, The Green Solutions, Euflora and Kind Love.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is the premium marijuana brand and management company. In addition to its branded locations in Colorado and Washington, the company actively seeks to develop and manage high-end, turnkey cannabis retail stores. When federally legal, DPWW is positioned to become a national, vertically integrated marijuana company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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